EXHIBIT 3.245

EXECUTION

STATE OF NORTH CAROLINA

DEPARTMENT OF THE SECRETARY OF STATE

ARTICLES OF INCORPORATION

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purposes of forming a business corporation.

1. The name of the corporation is National Converting Company, Inc.

2. The number of shares the corporation is authorized to issue is: 1,000,000. These shares shall be

a.     X     all of one class, designated as common; or

b.

divided into classes or series within a class as provided in the attached schedule, with the information required by North Carolina General Statute Section 55-6-01.

3. The street address and county of the initial registered office of the corporation is: Ledbetter Street, Cordova, Richmond County, North Carolina 28330.

4. The name of the initial registered agent at that address is Robert J. Knorr.

5. The name and address of the incorporator is: Robert J. Knorr, Ledbetter Street, Post Office Box 190, Cordova, North Carolina 28330.

6. These articles will be effective upon filing.

This the 20th day of March, 1992.

NATIONAL CONVERTING COMPANY, INC.

/s/ Robert J. Knorr
ROBERT J. KNORR,
Incorporator